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                                   EXHIBIT 5.1
                [LETTERHEAD OF BLANK ROME COMISKY & McCAULEY LLP]

June 15, 1999

Genesis Health Ventures, Inc.
101 East State Street
Kennett Square, PA  19348

Gentlemen:

         We have acted as counsel to Genesis Health Ventures, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer of up to 3,000,000 shares of common stock, par value $.02 per share (the "Common Stock"), by the Company pursuant to the Company's Amended and Restated Employee Stock Option Plan, the Company's 1998 Nonqualified Employee Stock Option Plan and the Company's Retirement Plan (collectively, the "Plans"). This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K.

         Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or of its day-to-day operations.

         In rendering this opinion, we have examined the following documents:
(i) the Company's Articles of Incorporation and Bylaws, as amended and restated since the inception of the Company; (ii) the Company's Minute Books; (iii) the Registration Statement; and (iv) a certification from the Company's transfer agent. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.

         We have not made any independent investigation in rendering this opinion other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the laws of the Commonwealth of Pennsylvania. In rendering this opinion we have assumed (i) compliance with all other laws, including federal laws and (ii) compliance with all Pennsylvania securities and antitrust laws.

         Based upon and subject to the foregoing, we are of the opinion that:

         The shares of Common Stock of the Company which are being offered by the Company pursuant to the Registration Statement, when issued in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under "Item 5. Interests of Named Experts and Counsel" in the Registration Statement.

                                        Sincerely,


                                        /s/ BLANK ROME COMISKY & McCAULEY LLP


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